Edwards Lifesciences Corporation One Edwards Way · Irvine, CA USA · 92614 Phone: 949.250.2500 · Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070
Investor Contact:  Mark Wilterding, 949-250-6826

EDWARDS LIFESCIENCES REPORTS FIRST QUARTER RESULTS
IRVINE, Calif., April 23, 2020 — Edwards Lifesciences Corporation (NYSE: EW), the global leader in patient-focused innovations for structural heart disease and critical care monitoring, today reported financial results for the quarter ended March 31, 2020.
First Quarter Results and Outlook
•Sales grew nearly 14% to $1.1 billion
•TAVR sales grew 24%; underlying1 sales grew 25%
•EPS was $1.47; adjusted1 EPS grew 14% to $1.51
•Sales were significantly impacted by the effects of COVID-19 the last few weeks of Q1
•2020 sales and EPS guidance substantially reduced as a result of COVID-19

“I want to recognize the extraordinary actions that our 14,000 employees around the world have taken to overcome the unique challenges associated with COVID-19,” said Michael A. Mussallem, chairman and CEO. “On behalf of everyone at Edwards, I want to express our deep gratitude to our clinician partners and the global healthcare community for their tireless dedication to serving patients during this challenging time.  We appreciate their strong leadership and brave commitment to patient care, and we are dedicated to supporting them as they address this global health crisis.”
First Quarter 2020 Results
Sales for the quarter ended March 31, 2020 were $1.1 billion, up 14% over the prior year on both a reported and underlying basis. Diluted earnings per share for the quarter were $1.47, while adjusted earnings per share grew 14%, to $1.51.
Transcatheter Aortic Valve Replacement (TAVR)
For the quarter, the company reported global TAVR sales of $742 million, an increase of approximately 24% over the first quarter last year, or 25% on an underlying basis. Global TAVR sales growth through early March was consistent with the company’s fourth quarter global growth rate. This was dramatically impacted in the last few weeks of the quarter as procedures decreased as a result of COVID-19 disruptions. Globally, average selling prices were stable.

Transcatheter Mitral and Tricuspid Therapies (TMTT)
First quarter TMTT sales were $10 million. From a commercial standpoint, the company experienced strong momentum with accelerated adoption of the PASCAL mitral valve system in Europe. TMTT sales were tracking to expectations until the last few weeks of the quarter, when sales declined abruptly due to the impact of COVID-19.
Edwards remains focused on transforming care for patients with mitral and tricuspid valvular disease by developing a portfolio of innovative therapies supported by a growing body of clinical evidence.  The company continues to gain experience and make meaningful progress across its portfolio and investors can expect to hear informative updates regarding the PASCAL system, Cardioband and EVOQUE tricuspid replacement valve system at the upcoming EuroPCR medical meeting.
Surgical Structural Heart and Critical Care
Surgical Structural Heart sales for the quarter were $193 million, down 10% compared to the first quarter of 2019, and down 9% on an underlying basis. As expected, driven by the rapid adoption of TAVR, the U.S. surgical aortic valve procedure headwinds experienced in the fourth quarter persisted into the first quarter. This was partially offset by the continued adoption of the company’s premium INSPIRIS surgical aortic valve. During the last few weeks of March, there was a sharp deceleration in procedures related to COVID-19.
Critical Care sales were $183 million for the quarter, representing an increase of 4% versus the first quarter of 2019, or 1% on an underlying basis.  This performance was lifted by strong demand for the company’s disposable pressure monitoring devices used in intensive care units as a result of the COVID-19 pandemic.
Additional Financial Results
For the quarter, the company’s adjusted gross margin was 76.7%, consistent with the prior year quarter. This year’s rate benefitted from a favorable product mix, offset by lower FX hedge gains and spending in support of the new European Medical Device regulations.
Selling, general and administrative expenses increased 10% to $308 million for the quarter, driven by additions that Edwards has made in field clinical personnel to support TAVR cases in the U.S. and TMTT in Europe.
Research and development for the first quarter increased 9% to $187 million, or 16.6% of sales.  This increase was primarily the result of continued investments in the company's transcatheter mitral and tricuspid therapies.

Free cash flow for the first quarter was $125 million, defined as cash flow from operating activities of $207 million, less capital spending of $82 million.
Cash, cash equivalents and short-term investments totaled $1.0 billion at March 31, 2020.  Total debt was $595 million. The company purchased 3 million shares for $615 million during the first quarter.
Outlook
As it is difficult to accurately predict the progression of COVID-19 and the extent of the disruption to hospital procedures utilizing the Edwards therapies, there is a wide range of potential outcomes for sales and earnings for 2020. The company assumes the impact of COVID-19 on sales will be most severe in the second quarter, followed by a gradual recovery in the third quarter, and a fourth quarter that better resembles its original expectations for sales.
Overall, 2020 sales guidance for Edwards is now expected to be $4.0 to $4.5 billion versus the company’s previous range of $4.6 to $5.0 billion. Additionally, the company now expects full year 2020 adjusted earnings per share of $4.75 to $5.25 versus previous guidance of $6.15 to $6.40. For the second quarter of 2020, the company projects total sales to be between $700 and $900 million.
“This is a very difficult time for structural heart patients as they weigh the risk of COVID-19 versus the severe effects of progressive heart valve disease. We will continue to actively engage with healthcare providers as they confront extraordinary disruptions in 2020.  There are still many patients in need and we remain confident in our long-term patient-focused strategy and innovation pipeline,” said Mussallem.
About Edwards Lifesciences
Edwards Lifesciences, based in Irvine, Calif., is the global leader of patient-focused medical innovations for structural heart disease and critical care monitoring. We are driven by a passion for patients, dedicated to improving and enhancing lives through partnerships with clinicians and stakeholders across the global healthcare landscape. For more information, visit Edwards.com and follow us on Facebook, Instagram, LinkedIn, Twitter and YouTube.
Conference Call and Webcast Information
Edwards Lifesciences will be hosting a conference call today at 2:00 p.m. PT to discuss its first quarter results.  To participate in the conference call, dial (877) 704-2848 or (201) 389-0893.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using conference number 13694541.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards web site at ir.edwards.com or www.edwards.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,”

“potential,” “predict,” "early clinician feedback," “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident”  or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Mussallem, second quarter and full year 2020 financial guidance, statements regarding the company's milestones, the company's focus on procedural success and patient outcomes, future therapy opportunities and information in the Outlook section.  Statements of past performance, efforts, or results about which inferences or assumptions may be made can also be forward-looking statements and are not indicative of future performance or results. Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain, difficult to predict, and may be outside of the company’s control; these assumptions include, but are not limited to, when the impacts of COVID-19 may be the most severe and when and how the impacts of COVID-19 will subside.  The company's forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement.  If the company does update or correct one or more of these statements, investors and others should not conclude that the company will make additional updates or corrections.
Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include risk and uncertainties associated with COVID-19 pandemic, clinical trial or commercial results or new product approvals and therapy adoption, particularly in TAVR and TMTT; unpredictability of product launches; competitive dynamics; changes to reimbursement for the company's products; the company’s success in developing new products and avoiding manufacturing and quality issues; the impact of currency exchange rates; the timing or results of R&D and clinical trials; unanticipated actions by the U.S. Food and Drug Administration and other regulatory agencies; unexpected litigation impacts or expenses; and other risks detailed in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2019. These filings, along with important safety information about our products, may be found at edwards.com.
Edwards, Edwards Lifesciences, the stylized E logo, Cardioband, EVOQUE, and PASCAL, are trademarks of Edwards Lifesciences Corporation or its affiliates.  All other trademarks are the property of their respective owners. This statement is made on behalf of Edwards Lifesciences Corporation and its subsidiaries.

[1]
“Adjusted” amounts are non-GAAP items.  Adjusted sales, or “underlying” growth rates, in this press release excludes foreign exchange rate fluctuations and includes the prior year sales results of a business acquired as if the acquisition had occurred at the beginning of the earliest period presented.  Adjusted earnings per share is a non-GAAP item computed on a diluted basis and in this press release excludes intellectual property litigation income and expenses, amortization of intangible assets, fair value adjustments to contingent consideration liabilities arising from acquisitions, and the purchase of intellectual property. See the Non-GAAP Financial Information page and reconciliation tables below.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended March 31,
	2020	2019
Net sales	$1,128.7	$993.0
Cost of sales	265.1	231.8

Gross profit	863.6	761.2

Selling, general, and administrative expenses	307.8	280.3
Research and development expenses	187.4	171.4
Intellectual property litigation expenses	12.5	4.6
Change in fair value of contingent consideration liabilities, net	(2.2)	6.7
Special charge	—	24.0

Operating income	358.1	274.2

Interest income, net	(4.5)	(2.0)
Other income, net	(1.9)	(1.8)

Income before provision for income taxes	364.5	278.0

Provision for income taxes	53.9	28.3

Net income	$310.6	$249.7

Earnings per share:
Basic	$1.49	$1.20
Diluted	$1.47	$1.18

Weighted-average common shares outstanding:
Basic	208.2	207.9
Diluted	211.7	212.2

Operating statistics
As a percentage of net sales:
Gross profit	76.5%	76.7%
Selling, general, and administrative expenses	27.3%	28.2%
Research and development expenses	16.6%	17.3%
Operating income	31.7%	27.6%
Income before provision for income taxes	32.3%	28.0%
Net income	27.5%	25.1%

Effective tax rate	14.8%	10.2%

Note: Numbers may not calculate due to rounding.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Balance Sheets
(in millions)

	March 31, 2020	December 31, 2019
ASSETS

Current assets
Cash and cash equivalents	$662.9	$1,179.1
Short-term investments	368.2	337.8
Accounts and other receivables, net	585.1	599.1
Inventories, net	662.2	640.9
Prepaid expenses	65.8	59.1
Other current assets	163.7	168.0
Total current assets	2,507.9	2,984.0

Long-term investments	587.8	585.5
Property, plant, and equipment, net	1,100.6	1,060.3
Operating lease right-of-use assets	75.5	80.1
Goodwill	1,166.2	1,167.7
Other intangible assets, net	334.8	336.5
Deferred income taxes	158.0	172.2
Other assets	145.3	101.8

Total assets	$6,076.1	$6,488.1

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$722.0	$876.9
Operating lease liabilities	24.9	25.5
Total current liabilities	746.9	902.4

Long-term debt	594.6	594.4
Contingent consideration liabilities	170.3	172.5
Taxes payable	239.3	236.6
Operating lease liabilities	55.7	58.9
Uncertain tax positions	175.9	171.7
Other long-term liabilities	192.3	203.3

Stockholders’ equity
Common stock	218.5	218.1
Additional paid-in capital	1,675.9	1,623.3
Retained earnings	4,052.2	3,741.6
Accumulated other comprehensive loss	(152.0)	(156.0)
Treasury stock, at cost	(1,893.5)	(1,278.7)
Total stockholders’ equity	3,901.1	4,148.3

Total liabilities and stockholders’ equity	$6,076.1	$6,488.1

EDWARDS LIFESCIENCES CORPORATION
Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures. Management makes adjustments to the GAAP measures for items (both charges and gains) that (a) do not reflect the core operational activities of the Company, (b) are commonly adjusted within the Company’s industry to enhance comparability of the Company’s financial results with those of its peer group, or (c) are inconsistent in amount or frequency between periods (albeit such items are monitored and controlled with equal diligence relative to core operations). The Company uses the term "adjusted sales" or “underlying growth rate” when referring to non-GAAP sales information, which excludes foreign exchange rate fluctuations and includes the prior year sales results of a business acquired as if the acquisition had occurred at the beginning of the earliest period presented. The Company uses the term “adjusted” to also exclude intellectual property litigation income and expenses, amortization of intangible assets, fair value adjustments to contingent consideration liabilities arising from acquisitions, and the purchase of intellectual property.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results, and evaluating current performance. These non-GAAP financial measures are used in addition to, and in conjunction with, results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations by investors that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the Company's business and facilitate comparability to historical periods.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

Fluctuations in exchange rates impact the comparative results and sales growth rates of the Company's underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more useful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the "Reconciliation of Sales by Product Group and Region."

Guidance for sales and sales growth rates is provided on an "underlying basis," and projections for diluted earnings per share, net income and growth, gross profit margin, taxes, and free cash flow are also provided on a non-GAAP basis as adjusted for the items identified above due to the inherent difficulty in forecasting such items. The Company is not able to provide a reconciliation of the non-GAAP guidance to comparable GAAP measures due to the unknown effect, timing, and potential significance of special charges or gains, and management's inability to forecast charges associated with future transactions and initiatives.

Management considers free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by business operations, after deducting payments for capital expenditures, which can then be used for strategic opportunities or other business purposes including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock.

The items described below are adjustments to the GAAP financial results in the reconciliations that follow:

Intellectual Property Litigation Expenses - The Company incurred intellectual property litigation expenses of $12.5 million and $4.6 million in the first quarter of 2020 and 2019, respectively.

Change in Fair Value of Contingent Consideration Liabilities, net - The Company recorded income of $2.2 million and expenses of $6.7 million in the first quarter of 2020 and 2019, respectively, related to changes in the fair value of its contingent consideration liabilities arising from acquisitions.

Amortization of Intangible Assets - The Company recorded amortization expense related to developed technology, patents and trademarks in the amount of $1.7 million and $0.5 million in the first quarter of 2020 and 2019, respectively.

Purchase of Intellectual Property - The Company recorded a $24.0 million charge in the first quarter of 2019 related to the acquisition of early-stage transcatheter intellectual property and associated clinical and regulatory experience.

Provision for Income Taxes - The income tax impact of the expenses and gains discussed above is based upon the items' forecasted effect upon the Company's full year effective tax rate. Adjustments to forecasted items unrelated to these expenses and gains, as well as impacts related to interim reporting, will have an effect on the income tax impact of these items in subsequent periods.

Adjusted Free Cash Flow - The Company defines free cash flow as cash flows from operating activities less capital expenditures. During the first quarter of 2019, the Company excluded from its calculation a material payment related to a litigation settlement.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
(in millions, except per share and percentage data)

	Three Months Ended March 31, 2020
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$1,128.7	76.5%	$358.1	$310.6	$1.47	14.8%
Non-GAAP adjustments: (A) (C)
Intellectual property litigation expenses	—	—	12.5	12.5	0.05	0.1
Change in fair value of contingent consideration liabilities, net	—	—	(2.2)	(2.2)	(0.01)	—
Amortization of intangible assets	—	0.2	1.7	1.7	—	—

Provision for income taxes
Tax effect on non-GAAP adjustments (B)	—	—	—	(2.2)	—	—
Adjusted	$1,128.7	76.7%	$370.1	$320.4	$1.51	14.9%

	Three Months Ended March 31, 2019
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$993.0	76.7%	$274.2	$249.7	$1.18	10.2%
Non-GAAP adjustments: (A) (C)
Intellectual property litigation expenses	—	—	4.6	4.6	0.02	0.1
Change in fair value of contingent consideration liabilities, net	—	—	6.7	6.7	0.03	—
Amortization of intangible assets	—	—	0.5	0.5	—	—
Purchase of intellectual property	—	—	24.0	24.0	0.09	0.3

Provision for income taxes
Tax effect on non-GAAP adjustments (B)	—	—	—	(5.0)	—	—
Adjusted	$993.0	76.7%	$310.0	$280.5	$1.32	10.6%

(A)	See description of non-GAAP adjustments on the "Non-GAAP Financial Information" page.

(B)
The tax effect on non-GAAP adjustments is calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable.

(C)
All amounts are tax effected, calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable.

RECONCILIATION OF GAAP OPERATING CASH FLOW TO ADJUSTED FREE CASH FLOW

	Three Months Ended March 31,
	2020	2019
Net cash provided by operating activities	$207.0	$1.5
Capital expenditures	(82.2)	(42.2)
Litigation settlement	—	180.0
Adjusted Free Cash Flow (A)	$124.8	$139.3

(A)	See description of “Adjusted Free Cash Flow” on the Non-GAAP Financial Information page.

RECONCILIATION OF SALES BY PRODUCT GROUP AND REGION

					2019 Adjusted
Sales by Product Group (QTD)	1Q 2020	1Q 2019	Change	GAAP Growth Rate*	CASMED Acquisition	FX Impact	1Q 2019 Adjusted Sales	Underlying Growth Rate *
Transcatheter Aortic Valve Replacement	$742.2	$597.7	$144.5	24.2%	$—	$(5.0)	$592.7	25.2%
Transcatheter Mitral and Tricuspid Therapies	10.5	4.3	6.2	NM	—	(0.1)	4.2	NM
Surgical Structural Heart	193.4	214.7	(21.3)	(9.9)%	—	(2.1)	212.6	(9.0)%
Critical Care	182.6	176.3	6.3	3.6%	6.3	(1.3)	181.3	0.8%
Total	$1,128.7	$993.0	$135.7	13.7%	$6.3	$(8.5)	$990.8	13.9%

					2019 Adjusted
Sales by Region (QTD)	1Q 2020	1Q 2019	Change	GAAP Growth Rate*	CASMED Acquisition	FX Impact	1Q 2019 Adjusted Sales	Underlying Growth Rate *
United States	$667.4	$562.8	$104.6	18.6%	$5.6	$—	$568.4	17.4%
Europe	249.3	234.7	14.6	6.1%	0.3	(6.3)	228.7	9.0%
Japan	110.0	98.4	11.6	11.8%	0.2	1.0	99.6	10.5%
Rest of World	102.0	97.1	4.9	5.3%	0.2	(3.2)	94.1	8.4%
International	461.3	430.2	31.1	7.2%	0.7	(8.5)	422.4	9.2%
Total	$1,128.7	$993.0	$135.7	13.7%	$6.3	$(8.5)	$990.8	13.9%

* Numbers may not calculate due to rounding.
NM - Not meaningful